Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Baijiayun Group Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.519008 per share(1)	457(o)	—	—	$17,250,000.00	(2)	$0.0001102	$1,900.95
Fees Previously Paid	Equity	Class A ordinary shares, par value US$0.519008 per share	457(o)	—	—	$20,875,000.00		$0.0001102	$2,300.43
	Total Offering Amounts					$17,250,000.00			$1,900.95
	Total Fees Previously Paid								$2,300.43
	Total Fee Offsets								0
	Net Fee Due								0

(1)	Includes (i) securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public, and (ii) securities that may be purchased by the underwriter pursuant to an over-allotment option. These securities are not being registered for the purposes of sales outside of the United States.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.